Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

Manulife Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In US Dollars

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Shares		(1)	(1)	—	—	—

	Equity	Class B Shares		(1)	(1)	—	—	—

	Equity	Class 1 Shares		(1)	(1)	—	—	—

	Equity	Common Shares		(1)	(1)	—	—	—

	Debt	Debt Securities		(1)	(1)	—	—	—

	Other	Warrants		(1)	(1)	—	—	—

	Other	Subscription Receipts		(1)	(1)	—	—	—

	Other	Units		(1)	(1)	—	—	—

	Unallocated (Universal) Shelf	—	457(o)	(1)	(1)	$5,000,000,000 (2)	$0.00011020	$551,000

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$5,000,000,000		$551,000

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$551,000

(1)

There are being registered under the Registration Statement to which this exhibit pertains (the “Registration Statement”) such indeterminate number of (i) Class A Shares, (ii) Class B Shares, (iii) Class 1 Shares, (iv) Common Shares, (v) Debt Securities, (vi) Warrants, (vii) Subscription Receipts and (viii) Units of Manulife Financial Corporation (the “Registrant”) as shall have an aggregate initial offering price of US$5,000,000,000. Any securities registered by this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.